Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

November 22, 2021

Shift Technologies, Inc.

290 Division Street, Suite 400

San Francisco, California 94103

Ladies and Gentlemen:

We have acted as counsel to Shift Technologies, Inc., a Delaware corporation (“Shift” or the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 17,622,520 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which is the maximum number of shares that can be issued upon the conversion or redemption of up to $116,485,000 million of aggregate principal amount of the Company’s 4.75% Convertible Senior Notes due 2026 (the “2026 Notes”) held by certain persons identified in the Registration Statement as selling stockholders (the “Note Shares”). The 2026 Notes were issued pursuant to, and are governed by, that certain Indenture dated May 27, 2021, by and among the Company and U.S. Bank National Association, as trustee (the “Indenture”). In connection with the issuance and sale of the 2026 Notes, the Company also entered into (i) that certain Purchase Agreement dated May 24, 2021, by and among the Company and J.P. Morgan Securities LLC and Goldman & Sachs Co. LLC, as representatives of the several initial purchasers named therein (the “Notes Purchase Agreement”), and (ii) that certain Registration Rights Agreement dated May 27, 2021, by and among the Company and the initial purchasers of the 2026 Notes (the “Registration Rights Agreement”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the corporate and organizational documents of the Company; (b) certain minutes and records of company proceedings of the Company; (c) the Registration Statement, including the prospectus included in the Registration Statement; (d) the Indenture; (e) the Notes Purchase Agreement; and (f) the Registration Rights Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

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Based on the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that the Notes Shares have been duly authorized and, when issued upon conversion or redemption of the 2026 Notes in accordance with the terms of the 2026 Notes and the Indenture, will be legally issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other recognized statutory and judicial constraints on enforceability.

The opinion expressed herein is limited solely to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement filed by the Company and to the references to this firm under the captions “Legal Matters” in the prospectus included in the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP